CONTACT:

Anthony Grisanti
Executive Vice President and CFO
Netsmart Technologies
631.968.2000

NETSMART ANNOUNCES FILING AND MAILING OF DEFINITIVE PROXY

Stockholder Meeting to be Held on Thursday, April 5, 2007

GREAT RIVER, New York, March 2, 2007 - Netsmart Technologies, Inc. (NASDAQ SC: NTST), a leading provider of enterprise-wide software and services for health and human services organizations, today announced that a special meeting of stockholders has been called for Thursday, April 5, 2007 to consider the merger transaction that was announced on November 20, 2006.

The proxy statement is dated February 28, 2007, and was first mailed on or about March 2, 2007 to stockholders of record as of the close of business on February 22, 2007. The proxy statement is also available at www.sec.gov.

A special committee of Netsmart’s board of directors composed entirely of independent directors reviewed and considered the terms and conditions of the proposed merger. Based on the recommendation of the special committee and on its own review, Netsmart’s board of directors has determined that the merger and the merger agreement are procedurally and substantively fair to, and in the best interests of, Netsmart and its unaffiliated stockholders, declared the merger agreement and the merger to be advisable, and recommended that Netsmart’s stockholders vote to adopt the merger agreement.

About Netsmart Technologies, Inc.

Netsmart Technologies, Inc., based in Great River, N.Y., is an established, leading supplier of enterprise-wide software solutions for health and human services providers, with more than 1,300 clients, including more than 30 systems with state agencies. Netsmart's clients include health and human services organizations, public health agencies, mental health and substance abuse clinics, psychiatric hospitals, and managed care organizations. Netsmart’s products are full-featured information systems that operate on a variety of operating systems, hardware platforms, and mobile devices, and offer unlimited scalability.

Additional Information about the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, Netsmart Technologies has filed a definitive proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF NETSMART TECHNOLOGIES ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC BECAUSE THEY CONTAIN

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IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Netsmart Technologies with the SEC, may be obtained free of charge on the SEC’s Web site at www.sec.gov. In addition, stockholders of Netsmart Technologies, Inc. may obtain free copies of the documents filed with the SEC by contacting Netsmart Technologies at 631-968-2000 or by writing Netsmart Technologies at 3500 Sunrise Highway, Great River, NY 11739. You may also read and copy any reports, statements and other information filed by Netsmart Technologies with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s Web site for further information on its public reference room.

Netsmart Technologies and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Netsmart Technologies stockholders in favor of the proposed transaction. Certain executive officers and directors of Netsmart Technologies, including James Conway and Anthony Grisanti, have interests in the transaction that may differ from the interests of stockholders generally, including benefits conferred under employment arrangements and continuation of director and officer insurance and indemnification. A more complete description of these interests is contained in the definitive proxy statement.

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